Envestnet Asset Management, Inc.
and its Affiliates

Code of Ethics

Revised 11/25/08

CODE OF ETHICS

I.  INTRODUCTION

Employees of Envestnet Asset Management, Inc. and its affiliates (the “Firm”) have a fiduciary duty to place the interests of Advisory Clients ahead of its own and the Firm’s.  Each employee must avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such conflict, the improper use of confidential information or the appearance of any impropriety. This Code of Ethics (“Code”) sets forth procedures and limitations pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940. Employees must comply with this Code and all applicable federal securities laws, and avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Firm's Advisory Clients.

For purposes of the this Code, “Advisory Client" shall mean any fund for which the Firm serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

A.    Individuals Covered by the Code

The Code applies to all of the Firm’s Supervised Persons. The Code’s applicability to temporary employees, consultants, independent contractors and certain employees of affiliates will be determined on a case-by-case basis by the Chief Compliance Officer or authorized designee.  For purposes of adhering to the Code’s requirements, Supervised Persons are classified into one of two categories:

(1)  Access Persons; and
(2)  Investment Persons

Access Persons

The determination as to whether an individual is an Access Person shall be made by the Firm’s Legal & Compliance Department. An Access Person is generally defined as any officer, director or partner of the Firm or any Supervised Person, as the case may be, who (i) has access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) is involved in making securities recommendations to Advisory Clients, (iii) has access to such recommendations that are nonpublic, or (iv) has access to nonpublic information regarding the portfolio holdings of the PMC Funds and 3-to-1 Funds in which the Firm serves as the investment advisor. Under the Firm’s Code, all employees are defined as Access Persons.

Investment Persons

An Investment Person shall mean an employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the PMC Funds or 3-to-1 Funds or who helps execute those decisions made to such Funds regarding the purchase or sale of securities by such Funds.

B.    Standards of Business Conduct

As fiduciaries, all Supervised Persons must at all times:

(1)
Place the interests of Advisory Clients first.  All Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm's Advisory Clients.  Supervised Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.  For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security the supervisor or employee owned for the purpose of increasing the price of that security.

(2)
Avoid taking inappropriate advantage of their position.  The receipt of investment opportunities, perquisites or gifts from persons seeking business from the Firm or its Advisory Clients, could call into question the exercise of the independent judgment of a Supervised Person.  Supervised Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

(3)
Avoid trading on material nonpublic information and insider trading.  Supervised Persons possessing material nonpublic information regarding any issuer of securities must: inform the Firm’s Chief Compliance Officer or authorized designee that they are in possession of such information; refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material; and refrain from passing along such information except to those employees of the Firm that must have such information to perform their jobs (in which case such employees must be notified to follow the same restrictions).  Securities laws prohibit the trading of securities of an issuer while in possession of material nonpublic information regarding such issuer (“insider trading”).  Any person who passes along material nonpublic information (“tipping”) may also be in violation of securities laws.  Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities.  Information about a company is “nonpublic” if it is not generally available to the investing public.  Information received under circumstances indicating that it is not yet in general circulation and which is attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information.

Supervised Persons who possess material nonpublic information about a company may not trade in that company’s securities for their own accounts, accounts in which they have a beneficial interest or any Advisory Client account. In addition, Supervised Persons may not recommend trading in those securities and may not pass the information along to others. These prohibitions remain in effect until the information has become public.

Employees are required to initially and annually certify their compliance with the Firm’s Insider Trading Policy. Please refer to the Firm’s Insider Trading Policy for further detailed information.

(4)	Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technical compliance with the Code's provisions may not insulate from scrutiny any securities transactions or actions that indicate a violation of the Firm's fiduciary duties.

C.   Compliance with Laws and Regulations

Supervised Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and other securities laws.  Supervised Persons shall be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment and that ignorance of laws and regulations is not a defense.  Supervised Persons must comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940, which makes it unlawful:

●	To employ any device, scheme or artifice to defraud an Advisory Client or investment company;

●	To make any untrue statement of a material fact to an Advisory Client or investment company or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an Advisory Client or investment company; or

●	To engage in any manipulative practice with respect to an Advisory Client or investment company.

II.  REPORTING REQUIREMENTS

For purposes of this Code, the following words shall mean:

Reportable Accounts:  “Reportable Accounts” include any securities accounts (held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of a Supervised Person, spouse, domestic partner or minor child of a Supervised Person, any securities accounts of any other person who lives with the Supervised Person and for whom the Supervised Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest.  This also includes accounts for which a Supervised Person has power of attorney, serves as executor, trustee or custodian.

Beneficial Interest: “Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities.  Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name.  Examples of indirect beneficial interest may include, but are not  limited to the following:  (i) securities held in the name of any relative presently sharing your home; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an interest; (iv) securities held in any partnership in which you are a partner; or (v) pledged securities held for your benefit.  Whenever you are not sure if you have a Beneficial Interest, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Investment Control:  “Investment Control” means the power to influence or direct the disposition of an investment.  This would include any securities transaction in which a Supervised Person participates in the decision to buy or sell.  It may not always be clear if investment control exists.  For example, a Supervised Person may have investment control over a transaction in a discretionary account.  That could happen if the Supervised Person expresses an investment opinion or suggestion regarding a specific security to the broker who has discretionary authority over the account.  If you are unclear whether you have investment control, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Reportable Securities:  "Reportable Securities" include all securities defined as such under the Investment Advisers Act of 1940, as amended.  They include:

●	Debt and equity securities (including transactions in exchange trade funds (“ETFs”)’
●
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

●	Most forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g., hedge funds); and
●	Shares of the PMC Funds or 3-to-1 Funds.

However, “Reportable Securities” do not include:

●	Direct obligations of the U.S. Government (e.g., treasury securities);
●	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
●	Shares of money market funds;
●	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or an affiliate of the Firm); and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised by the Firm (or an affiliate of the Firm).

A.    Initial, Annual and Amendment Certifications
Upon joining the Firm, the Legal & Compliance Department provides each employee with a copy of the current Code.  Within ten (10) days of beginning employment with the Firm and on annual basis thereafter, all Access Persons must complete and return to the Firm’s Legal & Compliance Department the Certification of Compliance with the Code of Ethics.  Access Persons must certify in writing that they have: (a) received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agree to  comply with the Code (or have complied with the Code).  The Certification of Compliance of the Code of Ethics must be signed and dated by the Access Person.  If material amendments are made to the Code, the Legal & Compliance Department will distribute the supplement or amended Code to all Access Persons.  Each Access Person will be required to submit the signed Certification of Compliance with the Code of Ethics within ten (10) days of the receipt of the supplement or amended Code.  In addition, each Access Person must submit an annual certification within thirty (30) days after the Firm’s fiscal year-end (i.e., by April 30).

B.    Initial and Annual Disclosure of Personal Holdings
Within ten (10) days of employment with the Firm and on an annual basis thereafter, each Access Person must disclose all holdings of Reportable Securities (including the PMC Funds and 3-to-1 Funds) in which such Access Person has a Beneficial Interest on the Employee Brokerage Account Disclosure Form.

The Employee Brokerage Account Disclosure Form must include:  (a) a listing of all accounts in which the Access Person has a Beneficial Interest that could hold Reportable Securities regardless of what, if any, securities are maintained in such accounts (thus, even if an account doesn’t hold Reportable Securities, but has the capability of holding Reportable Securities, the account must be disclosed); (b) a listing of all Reportable Securities (including the PMC Funds and 3-to-1 Funds) held in the above accounts; and (c) a listing of all Reportable Securities not held in securities accounts in which the Access Person has a Beneficial Interest, such as physical certificates.  The Employee Brokerage Account Disclosure Form must be signed and dated by the Access Person.

To satisfy the Firm’s reporting requirements, an account statement for each account maintained with a broker, dealer or bank in which an Access Person has a Beneficial Interest must be attached to the Employee Brokerage Account Disclosure Form.  In the event that the Firm utilizes a third party technology vendor to assist in the reporting requirements, an Access Person can log in and affirm that the holdings report provided by the vendor is accurate.

The information contained in the Employee Brokerage Account Disclosure Form must be current as of a date no more than forty-five (45) calendar days prior to the date an employee joins the Firm or the date the report is submitted (with respect to annual updates).

The annual Employee Brokerage Account Disclosure Form must be submitted by Access Persons to the Firm’s Legal & Compliance Department within thirty (30) days after the Firm’s fiscal year-end (i.e., by April 30).
.
C.    New Accounts
If an Access Person opens an account at a broker, dealer, or bank during a calendar quarter that has not been previously disclosed, the Access Person must notify the Firm’s Chief Compliance Officer or authorized designee in writing of the existence of the account no later than thirty (30) days after the end of such calendar quarter and make arrangements to comply with the requirements set forth in the Code.

D.    Quarterly Transaction Reports
All Access Persons are required to report all Reportable Securities transactions (including transactions in the PMC Funds or 3-to-1 Funds) conducted during a quarter  no later than thirty (30) days after the end of such calendar quarter.  To the extent that all of the required information on a transaction is already included in a trade confirmation and account statement previously delivered to the Firm’s Legal & Compliance Department in compliance with the requirements described in Section II.E. (Duplicate Trade Confirmations and Account Statements), then the Access Person does not need to submit a Transactions Report that covers such transaction.

E.     Duplicate Trade Confirmations and Account Statements
An Access Person’s brokerage firm or custodian bank must be notified when the Access Person is hired, or when the Access Person opens a new account, that the Firm is a registered investment advisor.   Duplicate confirmations and quarterly account statements will be requested.  Duplicate copies of trade confirmations and periodic account statements must be received by the Firm’s Legal & Compliance Department no later than thirty (30) days after the end of each calendar quarter. If the brokerage firm or custodial bank does not respond promptly, the Access Person will be required to establish a new account elsewhere.  Statements and confirmations should be directed to the Firm’s main address as follows:

Envestnet Asset Management, Inc.
Legal & Compliance Department
35 East Wacker Drive, Suite 1600
Chicago, IL 60601

The Legal & Compliance Department will prepare and send a form letter requesting the duplicate confirmations and statements.

F.    Confidentiality of Personal Holdings
The Firm’s Legal & Compliance Department will use its best efforts to assure that the personal holdings information of Access Persons is treated confidentially.  However, the Firm is required by law to review, retain and, in certain circumstances, disclose documents containing personal holdings information.  Therefore, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside of the Firm as is necessary to evaluate compliance with or sanctions under the Code or other requirements applicable to the Firm.

G.    Exceptions From Reporting Requirements
Exceptions to the Code will rarely, if ever, be granted.  However, the Chief Compliance Officer or authorized designee may grant an occasional exception on a case-by-case basis when the proposed conduct involves, among other things, negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing.

No transaction reports shall be required under this Code for transactions effected pursuant to an automatic investment plan.

No holdings or transaction reports are required for securities held in accounts over which the Access Person has no direct or indirect influence or control.

H.    Limitations on Brokerage
When the Firm grows in size, Access Persons may be required to trade only through certain brokers or limit the number of brokerage accounts Access Persons are permitted to maintain.

III.  TRADING REQUIREMENTS

A.    Pre-Clearance of Trades
All Access Persons must pre-clear trades before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or limited offering such as private placements, hedge funds, and limited liability company interests.  An Employee Pre-Clearance Form must be submitted to the Chief Compliance Officer or authorized designee and approved prior to trade execution.  The trade must be executed prior to market close (or the close of business in the case of a limited offering) on the day clearance is given.  The Chief Compliance Officer or authorized designee is responsible for pre-clearance of these securities transactions.

When the Chief Compliance Officer or authorized designee receives the pre-clearance request submitted by the Access Person, a determination will be made as to the appropriateness of the transaction.  If there is no objection to the transaction, the Chief Compliance Officer or authorized designee will sign, date, and note the approved trade date on the form.  A copy of the form will be returned to the Access Person for his or her records.  No order for a securities transaction for which pre-clearance is sought may be placed prior to the receipt of the form signed by the Chief Compliance Officer or authorized designee.  Verbal approvals are not permitted.

The authorization provided by the Chief Compliance Officer or authorized designee is effective until the earlier of (i) the close of business on the trade date noted on the Employee Pre-Clearance Form; (ii) its revocation by the Chief Compliance Officer or authorized designee; or (iii) the Access Person learns that the information provided to the Chief Compliance Officer or authorized designee is not accurate. If the trade order is not placed on the designated trade date, the Access Person must notify the Chief Compliance Officer or authorized designee.  A new Employee Pre-Clearance Form will be required.

Pre-clearance may be obtained for a series of trades that will happen over an extended period of time.  The Access Person must complete the Employee Pre-Clearance Form and provide a written description of the trades, and the reason for the trades.  If the trades appear unlikely to affect the market for the securities, are clearly unrelated to the business of the Firm, and pose no conflict of interest with client trades, the Chief Compliance Officer or authorized designee may grant approval.  The approval would be subject to periodic review and may be withdrawn if circumstances warrant.

B.    Pre-Clearance Does Not Protect Wrongdoing
Pre-clearance approval and the receipt of express prior pre-clearance approval do not exempt you from the requirements or prohibitions outlined in this Code.

C.    Short-Term Trading
Access Persons must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Firm generally discourages and restricts short-term trading strategies and market timing, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  At the sole discretion of the Chief Compliance Officer or authorized designee, the determination when trading is excessive, inappropriate or short-term will be made on a case-by-case basis based on the facts and circumstances.  Excessive trading that may  deem to interfere with job performance, or compromise the duty that the Firm owes to its clients will not be tolerated.

IV.  OTHER DUTIES

A.    Confidentiality
All Supervised Persons are expected to strictly comply with measures necessary to preserve the confidentiality of information considered confidential by the Firm, its Advisory Clients (and former Advisory Clients) and other persons or entities the Firm conducts business with (e.g., vendors).  Supervised Persons have an obligation to keep such information in strict confidence.  Confidential information relating to Advisory Clients includes the client’s identity (unless the client consents to disclosure), the client’s security holdings and advice furnished to the client by the Firm.  Supervised Persons are prohibited from revealing information as to the investment intentions, activities or holdings of Advisory Client Accounts, except to persons whose responsibilities require knowledge of the information.

B.    Outside Business Activity
A Supervised Person may not engage in any financial-related outside business activities without the written approval of the Firm’s Chief Compliance Officer or authorized designee.  Financial-related outside business activities must also be promptly reported to Human Resources and updated on an annual basis.  Whether or not monetary compensation is involved, a Supervised Person is prohibited from commenting publicly, such as through Internet blogs or printed newsletters, on financial or investment matters in which the Firm or its Advisory Clients may have a direct or indirect interest.  Additionally, the Supervised Person cannot give financial or investment advice to anyone outside the scope of one’s employment with the Firm.  If there are any questions as to the definition of “financial-related,” please consult with the Firm’s Chief Compliance Officer or authorized designee.

C.    Gifts and Entertainment
A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the Firm and its clients.  The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person.

The following provisions on gifts apply to Supervised Persons:

(1)
Gifts.  No Supervised Person may receive any gift, service, or other item of more than $100 value per calendar year from any person or entity that does business with or on behalf of an Advisory Client.  No Supervised Person may give or offer any gift of more than $100 value per calendar year to an existing client, prospective client, or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer or authorized designee.

(2)
Entertainment.  No Access Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value (with reasonableness determined in the sole discretion of the Chief Compliance Officer or authorized designee), if the person or entity providing the entertainment is present.  If you are uncertain about the reasonableness of proposed entertainment, please consult with the Chief Compliance Officer or authorized designee for further clarification.

D.    Firm Opportunities
Supervised Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Firm.  This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

E.     Recordkeeping
The Chief Compliance Officer or authorized designee shall maintain the following books and records for a period no less than five (5) calendar years:

(1)	A copy of the Code of Ethics and Insider Trading Policy;

(2)	A record of any violation of the Code of Ethics and any action taken as a result of the violation;

(3)	A copy of each report made by an Access Person, including initial and annual holdings reports and quarterly transaction reports;

(4)	A current record of all Access Persons;

(5)	A copy of any supporting documentation used in making decisions regarding action taken by the Legal & Compliance Department with respect to personal securities trading;

(6)	Pre-clearance requests and resulting decisions.

F.     Reporting Violations
If a Supervised Person knows of, or reasonably believes there is, a violation of applicable federal securities laws or this Code, the Supervised Person must report that information immediately to the Chief Compliance Office or if unavailable, to the General Counsel.  The Supervised Person shall not conduct preliminary investigations, unless authorized to do so by the Legal & Compliance Department.  Any Supervised Person who in good faith raises an issue regarding a possible violation of law, regulation or Firm policy or any suspected illegal or unethical behavior will be protected from retaliation.

G.    Sanctions
If the Chief Compliance Officer or authorized designee determines that a Supervised Person has committed a violation of the Code, the Firm may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning,  suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral.  The Firm also may require the offending Supervised Person to reverse any trades in question and forfeit any profit or absorb any loss derived therefrom.  Such forfeiture shall be disposed of in a manner that shall be determined by the Firm in its sole discretion.  Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

CERTIFICATION OF COMPLIANCE
CODE OF ETHICS & INSIDER TRADING POLICY

I certify that as of the date written below:

●	I have received a copy of the Firm’s Code of Ethics (“Code”) dated 11/25/08 as well as the Insider Trading Policy dated 11/25/08.

●	I have read and understand the information contained in the Code and Insider Trading Policy.

●	I will abide by the Code and Insider Trading Policy and any subsequent amendments thereto.

●	I have fully disclosed all reportable securities holdings (accounts) in which I have, or a member of my immediate family has a beneficial interest, unless exempt therefrom by provisions in this Code.

●
I have reported and will report all transactions in reportable securities, in which I have a beneficial interest, direct or indirect, except for transactions for which I have received an exception in writing from the Chief Compliance Officer or authorized designee or that are exempt by provisions in this Code.

●	I will obtain pre-clearance for any proposed securities transaction in an initial public offering or limited offering that results in my direct or indirect beneficial ownership.

●	I have complied with the Code of Ethics and Insider Trading Policy in all respects.

_______________________________
Signature

_______________________________
Print Name

Dated: _____________________, 2008

EMPLOYEE PRE-CLEARANCE FORM
(Use only for IPOs and Limited Private Offerings)

Date	__________________________________________

Employee Name	__________________________________________

Account Name	__________________________________________

Brokerage Firm	__________________________________________

Security Name & Symbol	__________________________________________

Buy or Sell	__________________________________________

Number of Shares	__________________________________________

(For multiple securities, use spaces above or additional forms.)

***************************************************************************************************************************************

Compliance Department Pre-Clearance Approval

___________________/___________
Signature / Date

Approved Trade Date
___________________

EMPLOYEE BROKERAGE ACCOUNT DISCLOSURE FORM
Personal Holdings Report

I. As required by Rule 204A-1 under the Advisers Act and the Firm’s Code of Ethics, please provide a list of all securities accounts in which you have a direct or indirect beneficial interest in a Reportable Security, including an account holding the PMC Funds and 3-to-1 Funds.  You may exclude mutual fund accounts that carry only open-ended mutual funds and money market funds (and that are incapable of holding Reportable Securities).  Indicate “none” if appropriate.

Name of employee:

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

Account title and number:	_________________________________________________________________________________________________
Relationship to employee:	_________________________________________________________________________________________________
Bank or broker-dealer name:	_________________________________________________________________________________________________

(Attach separate sheet if necessary.)

II.  Attach the most recent account statement for each account identified above.  The information contained in this Employee Brokerage Account Disclosure Form and in each account statement must be current as of a date no more than forty-five (45) calendar days prior to the date this form is submitted.

Continued on next page

III.  If you have a beneficial interest in any Reportable Security that is not held in a bank or brokerage account and has not been reported in the section above, please list them below.  Include limited private offerings.  Indicate “none” if appropriate.

NAME OF
BROKER,				EXCHANGE
DEALER,			NAME OF	TICKER		NUMBER OF
BANK OR			SECURITY OR	SYMBOL OR		SHARES/
MUTUAL	ACCOUNT	ACCOUNT	MONITORED	CUSIP/SEDOL	TYPE OF	PRINCIPAL
FUND	TITLE	NUMBER	FUND	NUMBER	SECURITY	AMOUNT

(Attach separate sheet if necessary.)

I certify that this report accurately accounts for all securities in which I currently have any beneficial interest.

______________________________________	_____________________
Employee Signature	Dated

______________________________________
Print Name

TRANSACTIONS REPORT

I have executed the following transactions during the past calendar quarter:

NAME OF
BROKER,
NAME OF	EXCHANGE		NUMBER		PRICE OF	DEALER,
SECURITY OR	TICKER SYMBOL		OF SHARES/	TRANSACTION	TRADE (IN	BANK OF
FUND	OR CUSIP/SEDOL	TYPE OF	PRINCIPLE	TYPE (E.G., BUY	LOCAL	MUTUAL	TRADE
TRADED	NUMBER	SECURITY	AMOUNT	OR SELL)	CURRENCY)	FUND	DATE

(Attach separate sheet if necessary and include any other relevant details of each transaction.)

I certify that I have reported all Reportable Securities Transactions and PMC Funds and 3-to-1 Funds Transactions to Envestnet’s Legal & Compliance Department during the past calendar quarter.

______________________________________	_____________________
Access Person Signature	Dated

______________________________________
Print Name